EXHIBIT 99.1

Interwoven Announces First Quarter 2004 Results

Revenues Increase 46% Year-Over-Year;

69 New Customers Purchase Interwoven ECM in Q1

SUNNYVALE, Calif., - April 21, 2004 - Interwoven, Inc. (Nasdaq: IWOV), the world’s next-generation enterprise content management (ECM) company, today announced its financial results for the first quarter ended March 31, 2004.

Interwoven reported total revenues of $37.4 million for the first quarter, an increase of 11% sequentially from the $33.7 million posted in the quarter ended December 31, 2003, and an increase of 46% from total revenues of $25.6 million for the same period last year. Net loss for the first quarter of 2004 calculated in accordance with generally accepted accounting principles was $7.0 million, or $0.17 per share, as compared to a net loss of $9.1 million, or $0.36 per share, for the same period last year. On a pro forma basis, Interwoven reported a net loss of $583,000 for the first quarter of 2004, or $0.01 per share versus a pro forma net loss of $7.1 million, or $0.28 per share, last year. Pro forma results exclude restructuring charges and amortization of stock-based compensation and intangible assets. For the first quarter, Interwoven was cash flow positive, with cash and investments of $143.0 million, an increase of $2.5 million from the $140.5 million at December 31, 2003.

A reconciliation of net loss calculated in accordance with generally accepted accounting principles and pro forma net loss, is provided in the tables immediately following the consolidated statements of operations below. These pro forma measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies. Interwoven believes that the presentation of pro forma results provides useful information to management and investors regarding underlying trends in its consolidated financial condition and results of operations. Readers of Interwoven’s consolidated financial statements are advised to review and consider carefully the financial information prepared in accordance with generally accepted accounting principles contained in this press release and Interwoven’s periodic filings with the Securities and Exchange Commission. “In this, our first full post-merger quarter, we’ve produced excellent results. We are delivering on the promise of the merger, and we have the numbers and customer traction to prove it,” said Martin Brauns, chairman and CEO of Interwoven. “I’m very encouraged to see the momentum of the business, and I’m equally excited about the outlook for 2004 and beyond.”

Customer Highlights

Interwoven continued its customer momentum with the addition of 69 new customers in the first quarter:

•	New customers include: City of Raleigh, North Carolina; DigitalThink; Epson Singapore; Euskaltel; First National Bank of Arizona; King & Wood; Konica Minolta; Lockheed Martin; Max Re; Merrill Lynch; New York State Department of Labor; Public Works and Government Services of Canada; Sovereign Bank and Thomas Weisel Partners.

•	Interwoven also received significant customer re-orders that include: Air France; Allianz Life Insurance; Cox Communications; DuPont; Fannie Mae; General Motors; Intuit; Johnson & Johnson; Motorola; Novartis Pharmaceuticals and Siebel Systems.

Interwoven continued to extend its technology leadership in a number of different product and solution areas, and demonstrated market traction with several industry awards and accolades.

Products

•	WorkSite 8.0 – The first major WorkSite release after the merger of Interwoven and iManage, WorkSite 8.0 was released for customer delivery in Q1. The industry’s first platform designed specifically for matter centric collaboration in law firms, accounting firms, and other professional services organizations, WorkSite 8.0 allows these businesses to effectively consolidate all relevant content for any given matter—documents, e-mails, billing information, and contacts—in a single electronic matter file that can be accessed globally.

•	Interwoven TeamSite 6.0 Content Server software – TeamSite, the industry’s leading Web content management product, has been adopted by double the number of customers when compared to the prior release. Much of the rapid adoption is driven by the world-class user interfaces introduced in TeamSite 6.0 that enable business-focused individuals anywhere in the enterprise to participate in the content publishing and review processes.

Solutions

In Q1, Interwoven also introduced several new solutions targeting business challenges encountered by many enterprises today.

•	Deal Management Solution – With WorkSite MP Collaboration and Document Server at its core, the Interwoven Deal Management Solution enables deal teams distributed around the globe comprised of enterprise professionals—bankers, account executives, financiers, brokers and dealers—to collaborate on document-intensive deals from inception, execution and ultimately archival. With this solution, leading companies like Bear Stearns and Rothschild have dramatically accelerated the deal cycle, increased employee productivity, and met regulatory compliance challenges.

•	Marketing Content Management Solution – At one of the largest US content management conferences, AIIM International, Interwoven launched the industry’s first suite of truly effective solutions for Marketing Content Management (MCM) – which provides customers a more efficient way to create, manage, distribute, and publish marketing content. At the heart of this MCM solution suite is Interwoven’s digital asset management (DAM) product, used by marketing teams across the globe.

•	Corporate Legal Solution – Based on the market-leading Interwoven WorkSite Server software suite, Interwoven announced a new solution designed for the specific challenges of corporate legal departments (CLDs). The Interwoven CLD solution addresses five key pain points experienced by today’s corporate legal departments: managing the matter file; managing external counsel; board of directors’ compliance; policy publication and monitoring; and contract management.

Awards and Accolades

•	In recognition of its leading DAM product, Frost & Sullivan recognized Interwoven with its 2004 Business Development Strategy Award for the World Digital Asset Management Market. This award commended Interwoven for being an early mover in the ECM market, and for leveraging its MediaBin offering to meet customers’ needs.

•	Interwoven announced that its flagship product, TeamSite, won the Gold Performer Award in the Content Management category in the annual Asia Computer Weekly (ACW) Readers’ Choice Survey. ACW is a well-read information technology trade magazine reaching out primarily to readers in the Asia Pacific region.

•	During the quarter, Interwoven announced that it has reached a critical leadership milestone in the legal market with 51% of AmLaw 100 firms (the definitive ranking of the largest American law firms) adopting the company’s WorkSite product suite. In 2003, Interwoven added more than 100 new law firm clients from around the globe, which included more than 30 firms representing over 20,000 users switching from competitive systems.

Conference Call Information

Interwoven’s first quarter results and its business outlook for the second quarter of 2004 will be discussed today, April 21, 2004 at 2:00 p.m. PT/5:00 p.m. ET.

Conference Call Details:

Date:	Wednesday, April 21, 2004
Time:	2:00 p.m. PT (5:00 p.m. ET)
Live Dial-in #:	(719) 867-0700
Replay #:	(719) 457-0820
Pass code:	531649

Audio Webcast instructions will be available on Interwoven’s Website at http://www.interwoven.com/investors.

About Interwoven

Interwoven, Inc. is the world’s next-generation enterprise content management (ECM) company. Interwoven’s patented, award-winning ECM platform integrates the six pillars of content management: collaboration, e-mail management, document management, Web content management, digital asset management, and records management. Allied with the leading enterprise application providers, the Interwoven ECM platform provides complete, end-to-end content management for more than 2,800 organizations worldwide including Air France, Citibank, Ford, General Electric, Jones Day, Pfizer, Procter & Gamble, and Yamaha. For more information visit www.interwoven.com.

Contact:
Jennifer Lee	Mary Ellen Ynes
Investor Relations	Public Relations
(408) 530-5801	(408) 530-7043
jlee@interwoven.com	mynes@interwoven.com

Financial Tables Appended

# # #

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements, including statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. All statements other than statements of historical fact are statements that could be deemed as forward-looking statements. Actual results could differ materially from our current expectations as a result of many factors, including the possibility that development of certain products and services may not proceed as planned; that customer acceptance of our enterprise content management solution and new product releases may be slower than we anticipate; that customer spending on enterprise content management initiatives may decline; that Interwoven may not successfully integrate the business of iManage with its own, transition iManage customers or achieve planned synergies; and that the introduction of new products or services by competitors and the ongoing consolidation in our market place could delay or reduce sales. These and other risks and uncertainties associated with our business are described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Forms 8-K, which are on file with the Securities and Exchange Commission and available through www.sec.gov.

INTERWOVEN, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Revenues:
License	$16,676	$9,151
Support and service	20,718	16,435

Total revenues	37,394	25,586

Cost of revenues:
License	3,159	702
Support and service	9,438	8,400

Total cost of revenues	12,597	9,102

Gross profit	24,797	16,484

Operating expenses:
Sales and marketing	17,728	14,923
Research and development	7,574	5,922
General and administrative	2,937	3,173
Amortization of stock-based compensation	2,605	514
Amortization of intangible assets	1,207	444
Restructuring and excess facilities charges	—	1,066

Total operating expenses	32,051	26,042

Loss from operations	(7,254)	(9,558)
Interest income and other, net	513	899

Loss before provision for income taxes	(6,741)	(8,659)
Provision for income taxes	243	441

Net loss	$(6,984)	$(9,100)

Basic and diluted net loss per common share	$(0.17)	$(0.36)

Shares used in computing basic and diluted net loss per common share	40,137	25,541

INTERWOVEN, INC.

Impact of Pro Forma Adjustments on Reported Net Loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31, 2004			Three Months Ended March 31, 2003
	As reported	Adjustments*	Pro forma	As reported	Adjustments*	Pro forma
Revenues:
License	$16,676	$—	$16,676	$9,151	$—	$9,151
Support and service	20,718	—	20,718	16,435	—	16,435

Total revenues	37,394	—	37,394	25,586	—	25,586

Cost of revenues:
License	3,159	(2,589)	570	702	—	702
Support and service	9,438	—	9,438	8,400	—	8,400

Total cost of revenues	12,597	(2,589)	10,008	9,102	—	9,102

Gross profit	24,797	2,589	27,386	16,484	—	16,484
Operating expenses:
Sales and marketing	17,728	—	17,728	14,923	—	14,923
Research and development	7,574	—	7,574	5,922	—	5,922
General and administrative	2,937	—	2,937	3,173	—	3,173
Amortization of stock-based compensation	2,605	(2,605)	—	514	(514)	—
Amortization of intangible assets	1,207	(1,207)	—	444	(444)	—
Restructuring and excess facilities charges	—	—	—	1,066	(1,066)	—

Total operating expenses	32,051	(3,812)	28,239	26,042	(2,024)	24,018

Loss from operations	(7,254)	6,401	(853)	(9,558)	2,024	(7,534)

Interest income and other, net	513	—	513	899	—	899

Loss before income taxes	(6,741)	6,401	(340)	(8,659)	2,024	(6,635)

Provision for income taxes	243	—	243	441	—	441

Net loss	$(6,984)	$6,401	$(583)	$(9,100)	$2,024	$(7,076)

Net loss per share	$(0.17)		$(0.01)	$(0.36)		$(0.28)

Shares used in computing pro forma net loss per share	40,137		40,137	25,541		25,541

*	The adjustments represent the reversal of restructuring and excess facilities charges and the amortization of stock-based compensation and intangible assets.

INTERWOVEN, INC.

Consolidated Balance Sheets

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$57,853	$43,566
Short-term investments	85,113	96,921
Accounts receivable, net	25,563	33,834
Prepaid expenses and other current assets	10,459	8,629

Total current assets	178,988	182,950
Property and equipment, net	7,055	7,403
Goodwill	186,208	185,991
Other intangible assets, net	39,386	43,134
Other assets	2,347	2,347

Total assets	$413,984	$421,825

Liabilities and Stockholders’ Equity
Current liabilities:
Bank borrowings	$904	$1,213
Accounts payable	3,690	4,576
Accrued liabilities	17,638	22,961
Restructuring and excess facilities accrual	14,721	15,733
Deferred revenues	48,018	44,066

Total current liabilities	84,971	88,549

Accrued liabilities	2,340	912
Restructuring and excess facilities accrual	27,779	31,430

Total liabilities	115,090	120,891

Commitments and contingencies

Stockholders’ equity:
Common stock	40	40
Additional paid-in capital	696,155	693,773
Deferred stock-based compensation	(6,959)	(9,564)
Accumulated other comprehensive income (loss)	(18)	25
Accumulated deficit	(390,324)	(383,340)

Total stockholders’ equity	298,894	300,934

Total liabilities and stockholders’ equity	$413,984	$421,825